Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Pricing and Patient Assistance Programs for AMPYRA™ (dalfampridine)

•                  AMPYRA Wholesale Acquisition Price Set at $1,056 per 30-Day Supply

•                  Patient Assistance Program Launched for Uninsured and Underinsured To Provide AMPYRA at No Cost

•                  Co-Pay Program Implemented To Help Manage Out-of-Pocket Expenses

HAWTHORNE, N.Y., February 3, 2010 — Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced the wholesale acquisition cost (WAC) for AMPYRA™ (dalfampridine) Extended Release Tablets will be $1,056 per 30-day supply (60-count pill bottle), an annual cost of $12,850. AMPYRA was approved on January 22, 2010 by the U.S. Food and Drug Administration (FDA) as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA is expected to be available in March 2010.

Acorda is launching a comprehensive set of services to ensure broad access to AMPYRA for people with MS, including patient assistance and co-pay programs that will be open as soon as AMPYRA is commercially available.

“AMPYRA is the first medication indicated to improve walking in people with MS, one of the most debilitating challenges associated with the disease. Acorda’s goal is to ensure that cost is not a barrier to any person with MS who may benefit from this important medication, regardless of their level of income or healthcare coverage,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “To that end, our assistance programs account for people who are unable to afford their medications but whose income or healthcare coverage often exclude them from other patient assistance programs. And regardless of income, people with private insurance can benefit from our co-pay program, wherever allowed by law.”

AMPYRA Patient Support Services

Acorda has established AMPYRA Patient Support Services, a dedicated resource for healthcare professionals and people with MS. Experienced customer care agents will be available to help healthcare professionals process prescriptions, work with insurance carriers to facilitate coverage, and direct patients to available assistance programs.

The AMPYRA patient assistance program is being managed by a third party organization with extensive experience in coordinating patient benefits.  Patients who meet income and other requirements, regardless of their insurance status, may receive AMPRYA at no cost. This may include individuals who have limited healthcare coverage.

Acorda has also put a program in place to help individuals with private insurance manage their co-payment costs, where allowed by law.

Healthcare professionals and people with MS can contact AMPYRA Patient Support Services at 888-881-1918 from 8:00 a.m. to 8:00 p.m. Eastern Time for more information about AMPYRA, and to learn more about the patient assistance and co-pay mitigation programs.

Important Safety Information

AMPYRA can cause seizures; the risk of seizures increases with increasing AMPYRA doses. AMPYRA is contraindicated in patients with a prior history of seizure. Discontinue AMPYRA use if seizure occurs.

AMPYRA is contraindicated in patients with moderate to severe renal impairment (CrCl<50 mL/min); the risk of seizures in patients with mild renal impairment (CrCl 51—80 mL/min) is unknown, but AMPYRA plasma levels in these patients may approach those seen at a dose of 15 mg twice daily, a dose that may be associated with an increased risk of seizures; estimated CrCl should be known before initiating treatment with AMPYRA.

AMPYRA should not be taken with other forms of 4-aminopyridine (4-AP, fampridine), since the active ingredient is the same.

Urinary tract infections were reported more frequently as adverse reactions in patients receiving AMPYRA 10 mg twice daily compared to placebo

The most common adverse events (incidence >2% and at a rate greater than the placebo rate) for AMPYRA in MS patients were urinary tract infection, insomnia, dizziness, headache, nausea, asthenia, back pain, balance disorder, multiple sclerosis relapse, paresthesia, nasopharyngitis, constipation, dyspepsia, and pharyngolaryngeal pain.

For full Prescribing Information and Medication Guide, please visit: www.AMPYRA.com.

About AMPYRA (dalfampridine)

AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA, which was previously referred to as Fampridine-SR, is an extended release tablet formulation of dalfampridine (4-aminopyridine, 4-AP), which was previously called fampridine. In laboratory studies, dalfampridine has been found to improve impulse conduction in nerve fibers in which the insulating layer, called myelin, has been damaged. AMPYRA is being developed and commercialized in the United States by Acorda Therapeutics, and by Biogen Idec in markets outside the U.S. based on a licensing agreement with Acorda. AMPYRA is manufactured globally by Elan based on a supply agreement with Acorda.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and other nervous system disorders. The Company’s marketed products include AMPYRA™ (dalfampridine), a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS), as demonstrated by an improvement in walking speed; and ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules, the risk of unfavorable results from future studies of Ampyra, the occurrence of adverse safety events with our products, delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith, competition, failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.